Exhibit 99.35

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of October 29, 2018, by and between Clever Sight Limited, a company incorporated under the laws of the British Virgin Islands (the “Purchaser”) and IDG Alternative Global Limited, a company incorporated under the laws of the British Virgin Islands (the “Seller”).

RECITALS

WHEREAS, the Seller is the record and beneficial owner of certain Class A ordinary shares, par value HK$1.00 per share, of Fang Holdings Limited (formerly known as SouFun Holdings Limited), an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”);

WHEREAS, the Seller wishes to sell 283,668 Class A ordinary shares of the Company (the “Shares”) to the Purchaser, and Purchaser wishes to purchase the Shares from the Seller, in each case upon the terms and conditions of this Agreement; and

WHEREAS, certain capitalized terms used herein shall have the meanings ascribed to them in Section 5.13.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Closing; Purchase and Sale

Section 1.01.      Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, all of the Shares for a per Share price of US$9.6 in immediately available U.S. dollars (the “Transaction”). The aggregate purchase price for the Shares hereunder is US$2,723,213 (the “Total Purchase Price”). The number of Shares to be purchased and sold pursuant to the Transaction and the per Share purchase price shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date hereof and prior to the Closing.

Section 1.02.      Closing. (a) the closing of the sale of the Shares (the “Closing”) shall take place by electronic exchange of documents and wire transfers by 11:59 pm (Hong Kong local time) on October 29, 2018 or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)            At the Closing, the Seller shall (i) deliver, or cause to be delivered to the Purchaser an executed instrument of transfer, substantially in the form attached hereto as Exhibit A and (ii) irrevocably instruct the registered office provider of the Company to update the shareholders’ register of the Company to evidence the Closing.

(c)            At the Closing, the Purchaser shall pay the Total Purchase Price to the Seller, or cause to be paid, by electronic bank transfer of immediately available U.S. dollar funds to the below designated bank account of the Seller:

Bank Name:	CHINA MERCHANTS BANK (TIANJIN PILOT FREE TRADE ZONE BRANCH) TIANJIN
ABA or Transit Routing Number:	CMBCCNBS520
Account Name:	IDG Alternative Global Limited
Account Number:	OSA122906016632101
Address of Beneficiary Bank:	No.102 Commercial District on first Floor, Ronghe Plaza Building No.2 Flat 3, Xisi Road, Airport Economic Zone Tianjin, China

(d)            Within 10 (ten) Business Days following the receipt of the Total Purchase Price, the Seller shall deliver to the Purchaser, or cause to be delivered, an excerpt from the shareholders’ register of the Company evidencing the registration of the Purchaser’s ownership of the Shares, certified by the registered office provider of the Company.

Article II
Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing as follows:

Section 2.01.      Organization. The Seller is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to conduct its business as it is now being conducted.

Section 2.02.      Authority; Binding Effect. The Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly authorized by all necessary company action on the part of the Seller, and no other company action on the part of the Seller is required to authorize its execution, delivery and performance hereof, and its consummation of the Transaction. This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement is a valid and binding obligation of the Purchaser, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforcement may be subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting enforcement of creditors’ rights generally and (b) equitable limitations on the availability of specific remedies (whether considered in a proceeding in equity or at Law).

Section 2.03.      Title to Shares; Conveyance. The Seller is, as of the date hereof, and will be until the Closing, the record and beneficial owner of the Shares, and has good and valid title to the Shares. At the Closing, the Seller will transfer to the Purchaser good and valid title to such Shares, free and clear of all Liens.

Section 2.04.      No Violation; Consents and Approvals. (a) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the

Seller and the consummation by the Seller of the Transaction will not (i) conflict with or violate the organizational documents of the Seller, (ii) conflict with or violate any Laws applicable to the Seller or by or to which any of its properties or assets are bound or subject, or (iii) result in any breach of or constitute a default under any material contract to which the Seller is a party or by or to which the Seller or any of its properties or assets are bound or subject, in each case that would impair the Seller’s ability to perform its obligations hereunder or to consummate the Transaction.

(b)            Except for beneficiary ownership filings required by applicable Laws, the execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of this Agreement and the consummation of the Transaction will not, require the Seller to make any filing with, obtain any permit, authorization, consent or approval of, or given any notice to any court, tribunal, legislative, executive or regulatory authority or agency (a “Governmental Authority”), or any third party.

Section 2.05.      Brokers. The Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with the Transaction whose fees, commissions or expenses would be payable by the Purchaser or the Company.

Section 2.06.      No Other Representations. Except for the representations and warranties contained in this Article II, none of the Seller or any affiliate of any Seller has made or makes any other express, implied or statutory representation or warranty with respect to the Seller, the Shares or the Transaction.

Article III
Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing as follows:

Section 3.01.      Organization. The Purchaser is an entity duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to conduct its business as it is now being conducted.

Section 3.02.      Authority; Binding Effect. The Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement and the consummation of the Transaction have been duly authorized by all necessary company action on the part of the Purchaser, and no other company action on the part of the Purchaser is required to authorize its execution, delivery and performance hereof, or its consummation of the Transaction. This Agreement has been duly executed and delivered by the Purchaser and, assuming that this Agreement is a valid and binding obligation of the Seller, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent enforcement may be subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting enforcement of creditors’ rights generally and (b) equitable limitations on the availability of specific remedies (whether considered in a proceeding in equity or at Law).

Section 3.03.      No Violation, Consents and Approvals. (a) The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser and the consummation by the Purchaser of the Transaction will not, (i) conflict with or violate the organizational documents of the Purchaser, (ii) conflict with or violate any Laws applicable to the Purchaser or by or to which any of its properties or assets are bound or subject, or (iii) result in any breach of or constitute a default under any material contract to which the Purchaser is a party or by or to which the Purchaser or any of its properties or assets are bound or subject, in each case that would impair the Purchaser’s ability to perform its obligations hereunder or to consummate the Transaction.

(b)            The execution and delivery of this Agreement by the Purchaser does not, and the performance by the Purchaser of this Agreement and the consummation of the Transaction will not, require the Purchaser to make any filing with, obtain any permit, authorization, consent or approval of, or given any notice to any Governmental Authority or any third party.

Section 3.04.      Nature of Investment. (a) The Purchaser is acquiring the Shares as principal for its own account for investment purposes only and not with a view to distributing or reselling the Shares.

(b)            The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). The Purchaser, either alone or together with its representatives, have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Shares and have so evaluated the merits and risks of such investment. The Purchaser has independently and without reliance upon the Seller (except with respect to the representations and warranties of Seller contained herein) and based on such information and the advice of such advisors as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Purchaser acknowledges that none of the Seller or any of its affiliates is acting as a fiduciary or financial or investment adviser to the Purchaser and, except with respect to the representations and warranties of the Seller contained herein, none of such persons has made any representations, warranties or guarantees about the value of the Shares or the Company’s business itself, nor has any such persons given the Purchaser any investment advice, opinion or other information on whether the purchase of the Shares is prudent. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(c)            The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(d)            The Purchaser understands and acknowledges that (i) the Shares are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, (ii) the availability of such exemption depends in part on, and the Seller will rely upon the accuracy and truthfulness of, the foregoing representations and the Purchaser hereby consents to such reliance, and (iii) the Shares are “restricted securities” for purposes of the Securities Act and rules thereunder and may not be resold without registration under the Securities Act or an exemption therefrom, and the certificates representing such Shares will bear a restrictive legend to such effect.

Section 3.05.      Brokers. The Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers’ or finders’ fee or any other commission or similar fee in connection with the Transaction whose fees, commissions or expenses would be payable by the Seller or the Company.

Section 3.06.      Financing. The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make all payments it is required to make at or prior to Closing pursuant to this Agreement and to consummate the Transaction. In no event shall the receipt or availability of funds or capital be a condition to the Purchaser’s obligations under this Agreement.

Section 3.07.      No Other Representations. Except for the representations and warranties contained in this Article III, none of the Purchaser or any affiliate of the Purchaser has made or makes any other express, implied or statutory representation or warranty with respect to itself or the Transaction.

Article IV
Covenants

Section 4.01.      Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the Seller and the Purchaser agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transaction as promptly as practicable. In furtherance of the foregoing, the parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the Transaction.

Section 4.02.      Material Information. Each of the Purchaser, on the one hand, and the Seller, on the other hand, hereby acknowledges that such other party may have access to and may possess material nonpublic information now or in the future regarding the Company (“Excluded Information”) and agrees that such other party shall not have any obligation to disclose such information. No such party or any of its current or future directors, officers, employees, general or limited partners, members, investors, advisors, representatives or affiliates of the Seller or the Purchaser or of any of the foregoing and all successors and assigns thereto (each, a “Released Party”) shall have any liability to such other party, and each party to the fullest extent of the Law waives and releases any claims, liabilities, causes of action, whether known or unknown, that it might have against such other party and/or any of its Released Parties, arising out of, relating to or resulting from the Transaction that it may have or hereafter acquire under applicable foreign, federal and/or state securities Laws or any anti-fraud, deceptive trade practices or other similar Laws, relating to misstatements of material facts or omissions to state a material fact (or similar claims) in connection with the Transaction, to the extent arising from or in connection with the existence, possession or nondisclosure of Excluded Information in connection with the purchase of the Shares and the Transaction.

Section 4.03.      Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or the Transaction, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, at the requesting party’s expense.

Article V
Miscellaneous

Section 5.01.      Notices. All notices, demands or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by e-mail or by facsimile (with receipt of confirmation of delivery), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To the Seller:

IDG Alternative Global Limited

Unit 5505

55th Floor, the Center,

99 Queen’s Road, Hong Kong

Attention: Chi Sing Ho

With a copy to:

Davis Polk & Wardwell

2201 China World Office 2
1 Jian Guo Men Wai Avenue
Chaoyang District

Beijing, China 100004

Attention: Howard Zhang

Fax: 86 10 8567 5123

Email: howard.zhang@davispolk.com

To the Purchaser:

Unit 5505

55th Floor, the Center,

99 Queen’s Road, Hong Kong

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next business day, if sent by national courier service for next business day delivery or if it is not sent for next business day delivery, the day which the courier service confirms delivery (iii) the business day on which confirmation of delivery is received, if sent by facsimile or e-mail.

Section 5.02.      Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended or waived other than by a written instrument signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.03.      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by the mutual written consent of the parties hereto. If this Agreement is terminated, this Agreement will become void and have no effect provided however that no party shall be relieved or released from any liabilities for damages or any other remedy arising from any breach of the terms of this Agreement by such party occurring prior to such termination.

Section 5.04.      Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 5.05.      Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign its rights and obligations to purchase the Shares to any affiliate, but no such assignment shall relieve the Purchaser of its obligations hereunder with respect to the Seller unless the Seller shall have given its prior written consent thereto.

Section 5.06.      Entire Agreement. This Agreement (including the exhibit hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 5.07.      Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchaser and the Seller, or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 5.08.      Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the Transaction shall be borne by the party incurring such expenses.

Section 5.09.      Governing Law. This Agreement shall be governed by the Laws of the State of New York, its rules of conflict of laws notwithstanding.

Section 5.10.      Disputes. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the Arbitration Notice is submitted. The seat of arbitration shall be Hong Kong. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration (the “Selection Period”). Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration fails to appoint an arbitrator with the Selection Period, the relevant appointment shall be made by the chairman of the HKIAC. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 5.10, including the provisions concerning the appointment of the arbitrators, this Section 5.10 shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 5.11.      Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 5.12.      Counterparts. This Agreement may be executed in one or more counterparts (including by means of e-mail), each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 5.13.      Descriptive Headings; Interpretation.

(a)            The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(b)            The term “dollars” and character “$” shall mean United States dollars.

(c)            The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)            The word “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings.

(e)            “Business Day” means any day that is not a Saturday, a Sunday, a public holiday in the People’s Republic of China or other day on which commercial banks are required or authorized by Laws to be closed in the city of Beijing, Hong Kong, the Cayman Islands or New York City.

(f)             “Laws” means any federal, state, local, foreign or transnational law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

(g)            “Liens” means all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or other adverse interests or restrictions on title or transfer, other than, in the case of the Shares, (i) any of the foregoing arising out of the articles of association of the Company and (ii) any restrictions on transfer arising out of applicable securities Laws.

(h)            “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

(i)             The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(j)                 The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

Section 5.14.      No Construction Against Draftsperson. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 5.15.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5.15.

Section 5.16.      Specific Performance. The parties recognize, acknowledge and agree that the breach or violation of this Agreement by a party would cause irreparable damage to the other party or parties and that none of the parties has an adequate remedy at Law. Each party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement, and appropriate injunctive relief may be applied for and granted in connection therewith. A party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any action is brought by any party to enforce this Agreement, the other parties shall waive the defense that there is an adequate remedy at Law.

Section 5.17.      Confidentiality. From the date of this Agreement until the second (2nd) anniversary of the Closing, each party hereby agrees that it will, and will cause its affiliates and its and their respective representatives to hold in strict confidence the terms and conditions of this Agreement, all exhibits and schedules attached hereto and the Transaction, including their existence, and all non-public records, books, contracts, instruments, computer data and other data and information, whether in written, verbal, graphic, electronic or any other form, provided by the other parties and their respective representatives (except to the extent that such information has been (a) already in such party’s possession prior to the disclosure or obtained by such party from a source other than any other party or its representatives; provided that, to such party’s knowledge, such source is not prohibited from disclosing such information to such party or its representatives by a contractual, legal or fiduciary obligation to any other party or its representatives, (b) in the public domain through no breach of the confidentiality obligations under this Agreement by such party, or (c) independently developed by such party or on its behalf) (the “Confidential Information”). Notwithstanding the foregoing, each party may disclose the Confidential Information (i) to its affiliates and its and their respective representatives and/or advisors so long as such persons are subject to appropriate nondisclosure obligations, (ii) as required by applicable Law (including securities Laws and applicable securities exchanges rules, including but not limited to beneficiary ownership filings required by applicable Laws) or requests or requirements from any governmental authority or other applicable judicial or governmental order, or in connection with any enforcement of, or dispute with respect to or arising out of, this Agreement or the Transaction, or (iii) with the prior written consent of the other parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

IDG ALTERNATIVE GLOBAL LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

CLEVER SIGHT LIMITED

By:	/s/ Chi Sing HO
	Name:	Chi Sing HO
	Title:	Authorized Signatory

Signature Page to Share Purchase Agreement

EXHIBIT A

INSTRUMENT OF TRANSFER

Form of Assignment and Assumption Agreement